Exhibit 24.4

                               POWER OF ATTORNEY


TO ALL TO WHOM THESE PRESENTS SHALL COME I, Marti Gurunath Subrahmanyam, Indian Inhabitant, residing at 70, East Tenth Street, #18-S, NEW YORK, NY 10003, U.S.A., am one of the Directors of ICICI Bank Limited, a public company registered under the Indian Companies Act, 1956 and licensed as a banking company under the Banking Regulation Act, 1949 and having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007, India (hereinafter called "ICICI Bank") SEND GREETINGS:

     WHEREAS the Bank desires to file Registration Statements, prospectus, letter of offer, offer document(s) (hereinafter collectively referred to as "Registration Statements"), in such form as may be prescribed by the United States Securities and Exchange Commission (hereinafter referred to as "US SEC"), under the provisions of the Securities Act of 1933 and Securities Exchange Act, 1934, with the US SEC, and make application to various other Regulatory Authorities (as hereinafter defined) in connection therewith.

     AND WHEREAS not being able to personally sign such Registration Statements, I desire to authorize the following officials of Bank, namely, Mr. Kundapur Vaman Kamath, the Managing Director & Chief Executive Officer for the present of ICICI Bank, Ms. Lalita Dileep Gupte, the Joint Managing Director for the present of ICICI Bank, Ms. Kalpana Morparia, the Deputy Managing Director for the present of ICICI Bank, Ms. Chanda Kochhar, the Executive Director for the present of ICICI Bank, Dr. Nachiket Mor, the Executive Director for the present of ICICI Bank, Mr. Narayanan Srinivasa Kannan, the Chief Financial Officer & Treasurer for the present of ICICI Bank, Mr. Jyotin Mehta, the General Manager & Company Secretary for the present of ICICI Bank, Mr. Rakesh Jha, the Joint General Manager for the present of ICICI Bank, Mr. Madhav Kalyan, the Joint General Manager for the present of ICICI Bank and Mr. Nilesh Trivedi, the Assistant Company Secretary, for the present of ICICI Bank, Indian Inhabitants [hereinafter referred to as "Attorney(s)"], each of them severally, to be my true and lawful Attorney(s) for me and in my name and on my behalf from time to time, to do, execute, perform all and any of the following acts, deeds, matters and things:

     1. To sign and file the Registration Statements and other related or necessary documents along with any or all amendments and any and all pre-effective and post-effective amendments together with all exhibits thereto and any other documents in connection therewith with the US SEC, the New York Stock Exchange (NYSE), the Reserve Bank of India (RBI), stock exchanges (whether in India or abroad), the Foreign Investment Promotion


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          Board (FIPB) and any other regulatory and governmental authorities in
          India or abroad (the "Regulatory Authorities").

     2. To sign any abbreviated Registration Statements in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the US SEC.

     3. To effect and/or carry out and/or accept such alterations, additions, variations, amendments, conditions or corrections in the Registration Statements or any other document/conditionality in approvals, as may be necessary or required by the Regulatory Authorities.

     4. To do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as I might or could do in person, including to represent me, from time to time, before any or all of the Regulatory Authorities, as may be necessary or expedient.

     5. From time to time appoint and remove at pleasure or substitute as agent or attorney in lieu and substitution or addition in respect of all or any of the matters aforesaid upon such terms not inconsistent herewith as the attorneys shall think fit.

     6. Generally to do all such things in my name and on my behalf in my capacity in accordance with the provisions of the Securities Act of 1933, the Securities Exchange Act, 1934, as amended, any law for the time being in force in India or abroad and all requirements of the Regulatory Authorities.

     7. To execute, sign, deliver, perfect, do and perform all such other instruments, acts, deeds, matters and things in relation or incidental to the purposes as aforesaid as fully and effectually in all respects as I myself could do by law if personally present.

     8. To concur in doing any of the instruments, acts, deeds, matters and things hereinbefore mentioned in conjunction with any other person or persons concerned with or interested in the purpose as aforesaid.

     AND I DO HEREBY UNDERTAKE from time to time and at all times to ratify and confirm whatsoever the attorneys shall lawfully do or cause to be done in or concerning the premises by virtue of these presents.

     AND I the said Marti Gurunath Subrahmanyam hereby declare that the fact of my doing or performing at any time or times hereafter all or any of the aforesaid acts, deeds, matters or things shall not be deemed to revoke, cancel or otherwise prejudice any of the powers or authorities conferred by these presents.


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     IN WITNESS WHEREOF I, Marti Gurunath Subrahmanyam, have hereunto signed this 22nd day of December 2004.

                                             /s/ Marti Gurunath Subrahmanyam

SIGNED AND DELIVERED by the within named
Marti Gurunath Subrahmanyam in the
presence of:

[Notary Seals and Signature]

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